Exhibit 99.1

CarGurus, Inc. Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

Cambridge, MA — October 16, 2017 — CarGurus, Inc. (NASDAQ:CARG), a global, online automotive marketplace connecting buyers and sellers of new and used cars, today announced the closing of its initial public offering of 10,810,000 shares of Class A common stock, including the full exercise by the underwriters of their option to purchase 1,410,000 additional shares of Class A common stock, at a public offering price of $16.00 per share, before underwriting discounts. CarGurus issued and sold 3,205,000 shares of Class A common stock and the selling stockholders sold an additional 7,605,000 shares of Class A common stock.  The shares are listed for trading on the NASDAQ Global Select Market under the symbol “CARG.”

Goldman Sachs & Co. LLC and Allen & Company LLC acted as joint lead book-running managers.  RBC Capital Markets, LLC also acted as a joint-book running manager. JMP Securities LLC, Raymond James, and William Blair & Company, L.L.C. acted as co-managers.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 11, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, New York 10282, via telephone: 1-866-471-2526 or email: prospectusgroup-ny@ny.email.gs.com or Allen & Company LLC, Prospectus Department, 711 Fifth Avenue, 10th Floor, New York, New York 10022, via telephone: 212-832-8000 or email: dweidlein@allenco.com.

About CarGurus

Founded in 2006 by Langley Steinert, co-founder of TripAdvisor, CarGurus is a global, online automotive marketplace connecting buyers and sellers of new and used cars. The company uses proprietary technology, search algorithms and data analytics to bring trust and transparency to the automotive search experience and help users find “Great Deals From Great Dealers.” In addition to the United States, CarGurus operates online marketplaces in Canada, the United Kingdom and Germany.

Investor Contact:

Seth Potter
ICR, Inc, for CarGurus
888-508-1190
investors@cargurus.com

Source: CarGurus